TEXTRON	Exhibit 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon - 401-457-2362
Textron Reports First Quarter Results Increases Its Full-Year EPS Target

Providence, Rhode Island - April 22, 2004 - Textron Inc. (NYSE: TXT) today reported first quarter 2004 net income of $37 million or $0.26 per share, compared to first quarter 2003 net income of $66 million or $0.48 per share.

First quarter 2004 revenues were $2.35 billion, down slightly from $2.40 billion in the first quarter 2003, reflecting lower volumes in the company's aircraft businesses partially offset by the positive impact of foreign exchange and higher volumes in its Fastening Systems and Industrial segments.

First quarter 2004 earnings included $0.36 per share in after-tax costs related to restructuring and a $0.06 per share after-tax gain on the sale of Textron's remaining common stock holdings in Collins & Aikman Corporation. First quarter 2003 earnings included $0.15 per share in after-tax costs related to restructuring and a $0.09 per share after-tax gain from the sale of Textron's interest in an Italian automotive joint venture.

Excluding these items, first quarter 2004 adjusted earnings per share were $0.56, compared to $0.54 per share in the first quarter of 2003.

Cash flow from operating activities in the first quarter 2004 was $175 million, compared to a use of cash of $36 million in the first quarter 2003. Free cash flow before restructuring in the first quarter 2004 was $131 million, compared to a use of cash of $62 million last year.

"We are encouraged by the recovery that appears to be underway in many of our markets. We experienced strong orders at Cessna and Bell during the quarter and solid growth in volume at Fastening Systems, Kautex and Greenlee," said Lewis B. Campbell, Textron chairman, president and CEO.

 Outlook

Textron now expects full-year 2004 earnings per share will be between $2.95 and $3.15, up from $2.78 per share in 2003. The company expects second quarter earnings per share will be between $0.68 and $0.78. These estimates exclude restructuring costs and other special items.

Textron confirmed its full-year outlook for free cash flow before restructuring of $450 to $500 million, with cash flow from operations between $640 million and $690 million.

"Over the past three years we've been executing a comprehensive transformation of our company and there is mounting evidence that our strategy is gaining momentum," Campbell added. "We are poised to deliver superior shareholder value - both this year and through the rest of the decade - as we bring our new products to market, continue to reduce costs and as the economy strengthens."

Presentation of Results and Outlook

Textron presents adjusted results and outlook before restructuring costs and other special items because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature. Therefore, it is helpful to understand results without these items, especially when comparing results to previous periods or forecasting performance in future periods.

For example, Textron incurred $69 million in pre-tax costs during the first quarter for its restructuring program. The restructuring program is expected to be substantially complete in 2004. During the execution of the restructuring program, the company is incurring costs that are supplementary to the ongoing operating costs of the business. These costs are not directly related to ongoing business results during the quarter and are not expected to occur with any regularity or predictability.

Results before restructuring costs and other special items are also the basis for measuring operating performance for management compensation purposes. However, analysis of the company's results and outlook before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of the company's results and outlook to GAAP are included below.

Segment Analysis

Bell

Bell segment revenues decreased $29 million, while profit increased $12 million.

Revenues decreased due to lower sales in the commercial business and flat revenues in the U.S. Government business. Commercial revenues decreased primarily due to lower foreign military sales volume and lower commercial helicopter unit volume. These decreases were partially offset by higher volume in the aircraft engine business. U.S. Government revenues were flat as lower sales of air launched weapons, lower revenue on the H-1 upgrade program and a reduction recorded in revenues as a result of a proposed settlement between Bell and the U.S. Government to resolve a potential claim were offset by higher spares volume and other revenue.

Segment profit increased as improvements in the commercial business more than offset slightly lower profit in the U.S. Government business. Profit in the commercial business increased primarily due to a favorable sales mix, as well as a charge in 2003 at the aircraft engine business. Profit in the U. S. Government business decreased slightly as the favorable impact of higher spares volume was more than offset by the impact of the proposed settlement with the U.S. Government.

Backlog at Bell Helicopter of $1.4 billion was approximately flat compared to the fourth quarter 2003.

Cessna

Cessna segment revenues and profit decreased $170 million and $37 million, respectively.

Revenues decreased primarily due to lower sales volume of business jets, partially offset by higher used aircraft volume, lower used aircraft overtrade allowances and higher pricing. Profit decreased primarily due to the lower volume of business jets, an unfavorable sales mix and inflation, partially offset by improved cost performance, lower used aircraft overtrade allowances and higher pricing.

Backlog of $4.8 billion was up $329 million from the fourth quarter 2003.

Fastening Systems

Fastening Systems' revenues and profit increased $68 million and $2 million, respectively.

Revenues increased primarily due to higher sales volume and the favorable impact of foreign exchange. Profit increased due to improved cost performance, higher sales volume and the favorable impact of foreign exchange. These increases were partially offset by inflation and lower pricing. Inflation included higher steel costs, which were only partially offset by customer surcharges during the quarter.

Industrial

Industrial segment revenues and profit increased $92 million and $13 million, respectively.

Revenues increased primarily due to the favorable impact of foreign exchange and also higher sales volume at Kautex. Profit increased primarily due to improved credit performance, fair market value adjustments for used golf car inventory in 2003 and improved cost performance.

Finance

Finance segment revenues decreased $6 million, while profit increased $8 million.

Revenues decreased primarily due to lower finance charges from lower average finance receivables as a result of the continued liquidation of non-core assets. Profit increased primarily due to an improved net interest margin, a lower provision for loan losses and lower operating expense. The decrease in the provision for loan losses reflected an improvement in portfolio performance and lower average receivables.

Conference Call Information
Textron will host a conference call today, April 22, 2004, at 9:00 a.m. Eastern time to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4479 in the U.S. or (612) 288-0318 outside of the U.S. (request the Textron Earnings Conference). The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time today by dialing (320) 365-3844 Access Code: 723569. The recording will be available until midnight on July 21, 2004.

Textron Inc. (NYSE:TXT) is a $10 billion multi-industry company with more than 43,000 employees in nearly 40 countries. The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders; (l) the impact of changes in tax legislation (including the expiration of "bonus depreciation" provisions scheduled to end in 2004); (m) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (n) the availability and cost of insurance; (o) pension plan income falling below current forecasts; (p) Textron Financial's ability to maintain portfolio credit quality; (q) Textron Financial's access to debt financing at competitive rates; and (r) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

TEXTRON INC.
Revenues and Income by Business Segment
Three Months Ended April 3, 2004 and March 29, 2003
 (Dollars in millions except per share amounts)
(Unaudited)

	April 3, 2004		March 29, 2003
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING:
Bell	$507	$507	$536	$536
Cessna	418	418	588	588
Fastening Systems	497	497	429	429
Industrial	798	798	706	706
	2,220	2,220	2,259	2,259
FINANCE	134	134	140	140
Total revenues	$2,354	$2,354	$2,399	$2,399
PROFIT
MANUFACTURING:
Bell	$52	$52	$40	$40
Cessna	22	22	59	59
Fastening Systems	20	20	18	18
Industrial	47	47	34	34
	141	141	151	151
FINANCE	31	31	23	23
Segment profit	172	172	174	174
Special charges (b)	(57)	-	(28)	-
Gain on sale of business (c)	-	-	15	-
Corporate expenses and other, net	(35)	(35)	(32)	(32)
Interest expense, net	(25)	(25)	(24)	(24)
Income from continuing operations before income taxes and distribution on preferred securities	55	112	105	118
Income taxes	(18)	(33)	(33)	(38)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes (d)	-	-	(6)	(6)
Net income	$37	$79	$66	$74

Earnings per share: (e)
Net income	$0.26	$0.56	$0.48	$0.54
Average diluted shares outstanding	140,229,000	140,229,000	137,059,000	137,059,000

TEXTRON INC.
Revenues and Income by Business Segment
Three Months Ended April 3, 2004 and March 29, 2003
(Dollars in millions except per share amounts)
(Unaudited)

(a)     The "As Adjusted" column excludes items recorded in special charges and the gain on sale of business. Textron presents its results "as adjusted", before restructuring and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature; therefore, it is helpful to understand results without these items, especially when comparing results for previous periods or forecasting performance in future periods. In addition, Textron uses "as adjusted" results to measure operating performance for management compensation purposes. Any analysis of results before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP).

A reconciliation of net income as reported under GAAP to net income, as adjusted is as follows:

	First Quarter
	2004	2003
GAAP net income	$37	$66
Adjustments:
Special charges	57	28
Gain on sale of business	-	(15)
Tax impact of excluded items	(15)	(5)
Net income, as adjusted	$79	$74

(b)     Special charges include 1) restructuring expenses and fixed asset impairment charges associated with reducing overhead and closing, consolidating and downsizing manufacturing facilities, headcount reductions, consolidating operations and exiting non-core product lines and 2) in 2004, a $12 million pretax gain on the sale of the remaining shares of Collins & Aikman common stock.

(c)     In the first quarter of 2003, Textron recorded a gain on the sale of its interest in an Italian automotive joint venture to Collins & Aikman.

(d)     Textron Inc. redeemed the $500 million Textron Capital I trust preferred securities in July 2003. The redemption was mandatory following Textron's call of its 7.92% Junior Subordinated Deferrable Interest Debentures, which were held by the trust and also redeemed in July 2003.

(e)     Reconciliation of GAAP EPS to EPS, as adjusted:

	First Quarter
	2004	2003
GAAP EPS	$0.26	$0.48
Adjustments:
Special charges	0.30	0.15
Gain on sale of business	-	(0.09)
EPS, as adjusted	$0.56	$0.54

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 3, 2004	January 3, 2004
Assets
Cash and cash equivalents	$ 607	$ 486
Accounts receivable, net	1,244	1,135
Inventories	1,567	1,439
Other current assets	444	532
Net property	1,904	1,925
Other assets	3,212	3,240
Textron Finance assets	6,083	6,333
Total Assets	$15,061	$15,090

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 700	$ 316
Other current liabilities	2,122	1,940
Other liabilities	2,120	2,109
Long-term debt	1,344	1,711
Textron Finance liabilities	5,117	5,324
Total Liabilities	11,403	11,400

Total Shareholders' Equity	3,658	3,690
Total Liabilities and Shareholders' Equity	$15,061	$15,090

TEXTRON INC.
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in millions except per share amounts)

	Second Quarter		Full Year
	2004 Outlook	2003 Actual	2004 Outlook	2003 Actual
GAAP EPS	$.52 - .62	$.46	$2.30 - 2.50	$1.89
Adjustments:
Special charges	0.16	.12	.65	.82
Gain on sale of business	-	-	-	(.09)
Discontinued operations, net of income taxes	-	.16	-	.16
Adjusted EPS from continuing operations	$.68 - .78	$.74	$2.95 - 3.15	$2.78

	First Quarter		Full Year
	2004 Actual	2003 Actual	2004 Outlook	2003 Actual
Cash flow from operations - GAAP	$175	$(36)	$640 - 690	$681
Capital expenditures and lease additions	(73)	(45)	(300)	(310)
Proceeds on sale of fixed assets	12	9	40	55
Free cash flow after restructuring	114	(72)	380 - 430	426
After-tax cash used for restructuring activities	17	10	70	57
Free cash flow before restructuring - as adjusted	$131	$(62)	$450 - 500	$483